Exhibit 99.1

PondelWilkinson Inc.

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

T      (310) 279 5980

Investor Relations	W www.pondel.com
Strategic Public Relations	Final

CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200

NEWS	Hilton H. Schlosberg
RELEASE	Vice Chairman and Co-Chief Executive Officer
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2021 FIRST QUARTER FINANCIAL RESULTS

-- Record First Quarter Net Sales Rise 17.1 Percent to $1.24 Billion --

-- First Quarter Net Income Increases 13.0 percent to $315.2 Million --

-- First Quarter Net Income per Diluted Share Increases 14.2 percent to $0.59 per share --

Corona, CA – May 6, 2021 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three-months ended March 31, 2021.

COVID-19 Pandemic

The Company’s top priority remains the health, safety and well-being of its employees. The Company’s flavor manufacturing facilities, its co-packers, warehouses and shipment facilities, have operated throughout the COVID-19 pandemic. The Company’s bottlers/distributors are operating and the Company’s products remain generally available to consumers. In limited countries, the operations of the Company’s bottlers/distributors have, in part, been negatively affected for varying periods of time.

Despite the ongoing impact of the COVID-19 pandemic, the Company achieved record first quarter net sales. Currently, the Company does not foresee a material impact on the ability of its co-packers to manufacture and its bottlers/distributors to distribute its products as a result of the COVID-19 pandemic. The Company’s supply chain remains largely intact. However, the Company is experiencing shortages in its aluminum can requirements in North America and Europe, given the Company’s volume growth and the current supply constraints in the aluminum can industry. The Company has taken steps to source additional quantities of aluminum cans from South America and Asia, however, logistical issues, including ocean freight and port of entry congestion could delay such supply. Logistical issues in relation to the importation of certain other raw materials and ingredients could impact future supply.

As of March 31, 2021, the Company had $1.18 billion in cash and cash equivalents, $980.1 million in short-term investments and $63.8 million in long-term investments. Based on currently available information, the Company does not expect the COVID-19 pandemic to have a material impact on its liquidity.

(more)

Monster Beverage Corporation
2-2-2

First Quarter Results

Net sales for the 2021 first quarter increased 17.1 percent to $1.24 billion, from $1.06 billion in the same period last year. Net changes in foreign currency exchange rates had a favorable impact on net sales for the 2021 first quarter of $9.3 million.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks and Reign Total Body Fuel® high performance energy drinks, increased 17.9 percent to $1.17 billion for the 2021 first quarter, from $992.5 million for the 2020 first quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Monster Energy® Drinks segment of approximately $9.3 million for the 2021 first quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, increased 5.1 percent to $67.8 million for the 2021 first quarter, from $64.5 million in the 2020 first quarter. Net changes in foreign currency exchange rates had no significant impact on net sales for the Strategic Brands segment for the 2021 first quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly-owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), increased to $5.7 million for the 2021 first quarter, from $5.1 million in the 2020 first quarter.

Net sales to customers outside the United States increased 28.8 percent to $459.4 million in the 2021 first quarter, from $356.8 million in the 2020 first quarter. Such sales were approximately 37 percent of total net sales in the 2021 first quarter, compared with 34 percent in the 2020 first quarter.

Gross profit as a percentage of net sales, for the 2021 first quarter was 57.5 percent, compared with 60.0 percent in the 2020 first quarter. The decrease in gross profit as a percentage of net sales for the 2021 first quarter was primarily the result of increased input costs (mainly increased raw material freight-in costs), geographical sales mix, and higher promotional allowances as a percentage of net sales.

Operating expenses for the 2021 first quarter were $300.8 million, compared with $272.2 million in the 2020 first quarter. As a percentage of net sales, operating expenses for the 2021 first quarter were 24.2 percent, compared with 25.6 percent in the 2020 first quarter.

Distribution costs as a percentage of net sales were 4.4 percent for the 2021 first quarter, compared with 3.7 percent in the 2020 first quarter.

Selling expenses as a percentage of net sales for the 2021 first quarter were 9.2 percent, compared with 10.3 percent in the 2020 first quarter.

General and administrative expenses for the 2021 first quarter were $131.9 million, or 10.6 percent of net sales, compared with $124.1 million, or 11.7 percent of net sales, for the 2020 first quarter. Stock-based compensation was $18.4 million for the first quarter of 2021, compared with $17.1 million in the 2020 first quarter.

(more)

Monster Beverage Corporation
3-3-3

Operating income for the 2021 first quarter increased to $414.1 million, from $365.0 million in the 2020 first quarter.

The effective tax rate was 23.8 percent for both the 2021 and 2020 first quarters.

Net income for the 2021 first quarter increased 13.0 percent to $315.2 million, from $278.8 million in the 2020 first quarter. Net income per diluted share for the 2021 first quarter increased 14.2 percent to $0.59, from $0.52 in the first quarter of 2020.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said: “The Company posted record first quarter net sales and profits, despite the ongoing impact of the COVID-19 pandemic.

“According to Nielsen, the energy drink category, and in particular our Monster Energy® brand, continues to accelerate in most of our markets, including the United States.

“In the first quarter of 2021, we continued with our robust program of product launches in both our domestic and international markets, with plans for additional launches during 2021,” Sacks added.

Vice Chairman and Co-Chief Executive Officer Hilton H. Schlosberg said: “In order to satisfy increased consumer demand, we are sourcing aluminum cans in excess of our contracted volumes from South America and Asia. In addition, to meet consumer demand, we experienced freight inefficiencies in the United States and in Europe in the quarter, which resulted in increased costs of sales as well as increased operating expenses.

“We are pleased with the early results for our new energy drinks that were launched in the quarter,” Schlosberg added.

Share Repurchase Program

No shares of the Company’s common stock were repurchased during the 2021 first quarter. As of May 6, 2021, approximately $441.5 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, May 6, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Monster Rehab® non-carbonated tea + energy drinks, Muscle Monster® non-carbonated energy shakes, Monster Hydro® non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Tea® non-carbonated energy teas, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. For more information, visit www.monsterbevcorp.com.

(more)

Monster Beverage Corporation
4-4-4

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic as well as measures being taken or that may be taken in the future by governments, and consequently, businesses (including the Company and its suppliers, bottlers/distributors, co-packers and other service providers), and the public at large to limit the COVID-19 pandemic; the impact on consumer demand of the resurgence of the COVID-19 pandemic in the Southern Hemisphere and South Asia, resulting in a number of countries, reinstituting lockdowns and other restrictions as well as the impact of possible resurgences in other countries; fluctuations in growth rates and/or decline in sales of the domestic and international energy drink categories generally, including in the convenience and gas channel (which is our largest channel), and the impact on demand for products resulting from deteriorating economic conditions and/or financial uncertainties due to the COVID-19 pandemic; our ability to recognize benefits from The Coca-Cola Company (TCCC) transaction; our extensive commercial arrangements with TCCC and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the impact of TCCC bottlers/distributors distributing Coca-Cola brand energy drinks; the impact on our business of trademark and trade dress infringement proceedings brought against us relating to our Reign Total Body Fuel® high performance energy drinks; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; our ability to introduce and increase sales of both existing and new products, and the impact of the COVID-19 pandemic on our innovation plans; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, product safety and quality, water usage, environmental impact and sustainability, human rights, our culture, workforce and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; our ability to successfully adapt to the changing landscape of advertising, marketing, promotional, sponsorship and endorsement opportunities created by the COVID-19 pandemic; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; criticism of energy drinks and/or the energy drink market generally; changes in U.S. tax laws as a result of any legislation proposed by the new U.S. presidential administration or U.S. Congress; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2020, and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(tables below)

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2021 AND 2020

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2021	2020
Net sales¹	$1,243,816	$1,062,097

Cost of sales	528,881	424,901

Gross profit¹	714,935	637,196
Gross profit as a percentage of net sales	57.5%	60.0%

Operating expenses	300,789	272,208
Operating expenses as a percentage of net sales	24.2%	25.6%

Operating income¹	414,146	364,988
Operating income as a percentage of net sales	33.3%	34.4%

Interest and other (expense) income, net	(759)	872

Income before provision for income taxes¹	413,387	365,860

Provision for income taxes	98,193	87,025
Income taxes as a percentage of income before taxes	23.8%	23.8%

Net income	$315,194	$278,835
Net income as a percentage of net sales	25.3%	26.3%

Net income per common share:
Basic	$0.60	$0.52
Diluted	$0.59	$0.52

Weighted average number of shares of common stock and common stock equivalents:
Basic	528,195	536,061
Diluted	534,982	540,518

Case sales (in thousands) (in 192-ounce case equivalents)	138,566	115,599
Average net sales per case[2]	$8.94	$9.14

1Includes $10.4 million and $10.6 million for the three-months ended March 31, 2021 and 2020, respectively, related to the recognition of deferred revenue.

2Excludes Other segment net sales of $5.7 million and $5.1 million for the three-months ended March 31, 2021 and 2020, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND DECEMBER 31, 2020

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,178,879	$1,180,413
Short-term investments	980,108	881,354
Accounts receivable, net	802,509	666,012
Inventories	368,402	333,085
Prepaid expenses and other current assets	72,803	55,358
Prepaid income taxes	31,171	24,733
Total current assets	3,433,872	3,140,955

INVESTMENTS	63,751	44,291
PROPERTY AND EQUIPMENT, net	312,155	314,656
DEFERRED INCOME TAXES, net	241,650	241,650
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,063,092	1,059,046
OTHER ASSETS	88,203	70,475
Total Assets	$6,534,366	$6,202,716

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$334,076	$296,800
Accrued liabilities	170,954	142,653
Accrued promotional allowances	197,380	186,658
Deferred revenue	45,961	45,429
Accrued compensation	30,499	55,015
Income taxes payable	9,991	23,433
Total current liabilities	788,861	749,988

DEFERRED REVENUE	257,730	264,436

OTHER LIABILITIES	28,338	27,432

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 639,154 shares issued and 528,439 shares outstanding as of March 31, 2021; 638,662 shares issued and 528,097 shares outstanding as of December 31, 2020	3,196	3,193
Additional paid-in capital	4,562,689	4,537,982
Retained earnings	6,747,268	6,432,074
Accumulated other comprehensive (loss) income	(24,874)	3,034
Common stock in treasury, at cost; 110,715 and 110,565 shares as of March 31, 2021 and December 31, 2020, respectively	(5,828,842)	(5,815,423)
Total stockholders' equity	5,459,437	5,160,860
Total Liabilities and Stockholders’ Equity	$6,534,366	$6,202,716